AGREEMENT AND PLAN

                                           OF REORGANIZATION AND MERGER

                                                       AMONG

                                              JRECK SUBS GROUP, INC.

                                             ADMIRAL'S FLEET, INC. AND

                                          QUALITY FRANCHISE SYSTEMS, INC.

                                                  August __, 1997

                                                AGREEMENT AND PLAN

                                           OF REORGANIZATION AND MERGER


         THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the "Agreement") is made as of August __, 1997 among Jreck Subs Group, Inc., a Colorado corporation ("Jreck"), Admiral's Fleet, Inc., a Washington corporation
("Admiral"), and Quality Franchise Systems, Inc., a Delaware corporation ("Target").

                                                     RECITALS

         A. The parties hereto desire that Target shall be merged with and into Admiral; that Admiral shall be the surviving corporation; and that each share of the Common Stock, no par value, of Target which is outstanding immediately prior to the effective time of the merger, other than those shares which become "dissenting shares" within the meaning of Section 1300(b) of the California General Corporations Law, if applicable, and Section 262 of the Delaware General Corporations Law, be exchanged and converted as set forth in this Agreement into shares of the Common Stock, no par value, of Jreck as set forth in this Agreement.

                  B. The parties hereto intend that the merger constitute a "tax free reorganization" under Section 368(a), of the Internal Revenue Code of 1986, as amended.

THE PARTIES AGREE AS FOLLOWS:

         1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified in this Article 1 unless the context expressly or by necessary implication otherwise requires:

                  1.1 Balance Sheet and Balance Sheet Date shall have the meaning set forth in Section 4.4 of this Agreement.

                  1.2 Closing shall mean the delivery by Jreck and Target of the various documents contemplated by this Agreement or otherwise required in order to consummate the Merger.

                  1.3      Closing Date shall have the meaning set forth in
 Section 2.2 of this
                           ------------
Agreement.

                  1.4 Code shall mean the Internal Revenue Code of 1986, as amended.

                  1.5 Corporations Code shall collectively mean the Delaware General Corporations Law (the "Delaware Corporations Code"), and the California General Corporations Law to the extent applicable under California Code Section 2115 (the "California Corporations Code").

                  1.6 Disclosure Statement shall have the meaning set forth in the first paragraph of Article 3 of this Agreement.

                  1.7 Dissenting Shares shall mean all shares, if any, of the outstanding capital stock of Target for which dissenter's rights shall be perfected under Section 1300(b) of the California Corporations Code, if applicable, and Section 262 of the Delaware Corporations Code.

                  1.8 Effective Time shall mean the time when the Plan of Merger is filed with the Secretary of State of the State of Washington and the Merger becomes effective.

                  1.9 Escrow Agreement shall mean the Agreement relating to an escrow of certain shares of Jreck Common pursuant to Section 2.4 of this Agreement, in the form attached to this Agreement as Exhibit A.

                  1.10  Escrow Holder shall mean Williams, Kastner & Gibbs PLLC.

                  1.11 Exchange Act shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  1.12 Knowledge. Wherever in this Agreement a statement, warranty or representation is to a party's "knowledge," knowledge shall mean all facts actually known by such party's Board of Directors, CEO, President, CFO (or equivalent) and all executive or senior vice presidents.

                  1.13 Merger shall mean the merger of Target with and into Admiral in accordance with this Agreement, the Plan of Merger and applicable law.

                  1.14 Plan of Merger shall mean the Plan of Merger between Target and Admiral together with the Articles of Merger, in the form attached to this Agreement as Exhibit B.

                  1.15 Jreck Common shall mean the unregistered voting common stock, no par value, of Jreck issued subject to the restrictions of Rule 144 of the Securities Act and any other restrictions specified in this Agreement.

                  1.16 Securities Act shall mean the Securities Act of 1933 as amended, and the rules and regulations thereunder.

                  1.17 Shareholder Representative shall mean Bradley L. Gordon and any substitute representatives selected in accordance with the Escrow Agreement. The Shareholders Representative has been selected by Target's Board of Directors and, in the event of inability or unwillingness to act prior to the merger, a substitute Shareholder Representative shall be similarly selected. The Shareholder Representative is authorized by this Agreement, as a specific term and condition of the Merger, to act hereunder and under the Escrow Agreement with the powers and authority provided for herein and therein. Approval of this Agreement and the Merger at the special shareholders meeting of Target called to consider and vote this Agreement and the Merger (or Action by unanimous written consent in lieu of such meeting) shall constitute approval of the terms and conditions of the Shareholder Representative and of his authority to act hereunder and under the Escrow Agreement on behalf of the Target Shareholders and their successors.

                  1.18 Target Common shall mean the Class A and Class B voting common stock, $.001 par value, of Quality Franchise Systems, Inc.

                  1.19 Target Shareholders shall mean the record owners of Target Common and Target Preferred (as defined in Section 2.3.2) immediately prior to the merger.

         2.       MERGER, CLOSING AND CONVERSION OF SHARES.

                  2.1 Merger. Subject to and in accordance with the terms and conditions of this Agreement and the Plan of Merger, Target and Admiral shall execute and file the Plan of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington, whereupon Target shall be merged with and into Admiral and Admiral shall be the surviving corporation.

                           2.1.1            Articles and Bylaws.  The Articles
 of Incorporation and Bylaws of
Admiral, as in effect immediately prior to the Effective Date, shall be the Articles and By-laws of the surviving corporation following the Merger until amended as provided by law.

                           2.1.2            Directors and Officers.  Subject to
 the post-closing covenants of
Section 8.6.1 of this Agreement, the directors and officers of Admiral immediately prior to the Effective Date shall be the officers and directors of the surviving corporation following the Merger until replaced as provided in Admiral's Articles and Bylaws.

                  2.2 Closing. The Closing shall, in Jreck's discretion, take place either at the offices of Solomon, Ward, Seidenwurm & Smith, LLP, 401 B Street, Suite 1200, San Diego, California 92101, or by mail and facsimile, on September 26, 1997 at 10:00 a.m., or at such other day and time as Jreck and Target shall agree (the "Closing Date") after all of the conditions to the parties' obligations to consummate the Merger set forth in Articles 6 and 7 of this Agreement have been satisfied or waived.

                  2.3 Conversion of Shares. In accordance with the Plan of Merger, each share of Target Common outstanding immediately prior to the Effective Time (except those shares of Target Common which are Dissenting Shares and whose holder and Target do not thereafter agree in writing should not be treated as Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof be converted on a proportionate pro rata basis, at and as of the Effective Time into shares of Jreck Common equal to
(a) an  aggregate  of  1,000,000  shares of Jreck  Common as adjusted by Section
8.7.3 for all Target Common, (b) plus such additional shares of Jreck Common, if any, as provided in Section 2.4(b) of this Agreement and the Escrow Agreement executed pursuant thereto. With respect to this Section 2.3, the conversion ratio for the conversion or exchange of Target Common into Jreck Common shall be
3.2711  shares  of Target  Common  for one (1)  share of Jreck  Common  assuming
3,271,140 shares of Target Common outstanding immediately prior to the Merger and issuance of 1,000,000 shares of Jreck Common as adjusted by Section 8.7.3 pursuant to Section 2.3(a).

                  2.3.1 Fractional Shares. No fractional shares of Jreck Common shall be issued upon conversion of Target Common to Jreck Common. The number of full shares which shall be issuable upon conversion shall be computed on the basis of the aggregate amount of Target Common surrendered at Closing. If, except for the provisions of this Section 2.3.1, any holder of Target Common (under this Agreement or the Escrow Agreement) would be entitled to a fractional share of Jreck Common, Jreck shall pay to such holder an amount in cash equal to the fractional conversion value of such fractional share as determined in accordance with Section 2.10 of this Agreement.

                  2.3.2 Target Preferred Shares. As of the date hereof Target has issued and outstanding 545 shares of Series A Preferred Stock on the terms set forth in that certain Certificate of Designation of Quality Franchise Systems, Inc. filed with the State of Delaware Office of Secretary of State on May 24, 1996 (the "Target Preferred"). Target covenants to use its best efforts to see that all holders of Target Preferred convert such shares into shares of Target Common prior to the Closing. In the event not all holders of Target Preferred convert to Target Common prior to the Closing, each share of Target Preferred outstanding at Closing shall be converted into one (1) share of Jreck preferred stock (to be created by Jreck prior to Closing) which preferred shares shall carry, in substance, the same terms and conditions as the Target Preferred (the "Jreck Preferred"), except, the conversion rights respecting such Jreck Preferred shall provide for conversion into shares of unregistered Jreck common at the same conversion ratio set forth in Section 2.3, above, respecting the conversion of Target Common into Jreck Common.

                  2.3.3  Subsidiary  Shares.  In  accordance  with  the  Plan of
Merger, each and every share of Target's wholly owned subsidiary, Quality Marketing Systems, Inc., a Delaware Corporation ("Target's Subsidiary"), shall be delivered, transferred, conveyed and indorsed over to Jreck such that upon the Closing Jreck shall be the sole owner of all issued and outstanding shares of Target's Subsidiary and Target's Subsidiary shall be the wholly owned subsidiary of Jreck. Neither Target or any Target shareholder or other person shall be entitled to receive any Jreck shares or other consideration in exchange for the transfer of the shares of Target's Subsidiary to Jreck.


                  2.4 Escrow. As a condition to Closing, the parties hereto agree to execute the Escrow Agreement in the form attached hereto as Exhibit A which escrow shall provide for the following:

                         (a)     Contingent Shares.  Subject to reduction under
Sections 2.4(b) and 2.6 below, and pursuant to Section 2.3(b) above, the parties agree that if the franchise operations of Target achieve the earnings set forth in Section 2.4(a)(i) below, an additional 500,000 shares of Jreck Common (in the aggregate) or such lesser number of shares as provided in Section 2.4(a)(i), shall be delivered to the Target Shareholders, proportionate with such shareholder's ownership of Target Common Stock immediately prior to the Merger. Delivery of such shares to the Shareholder Representative shall be deemed delivery to the Target Shareholders hereunder and under the Escrow Agreement. All escrowed shares not released to

Target Shareholders as provided in this Section 2.4, or in the Escrow Agreement, shall be returned to Jreck for cancellation by Escrow Holder. At closing, Jreck shall deliver to Escrow Holder pursuant to the Escrow Agreement, Stock Certificates of Jreck Common representing 500,000 shares of Jreck Common that may be payable pursuant to this Section 2.4(a). Jreck Common shares held in escrow pursuant to this Section 2.4(a) and the Escrow Agreement shall have no voting rights until such shares are actually released to the party entitled thereto under the Escrow Agreement, provided, such shares shall retain rights to dividends, stock splits and similar distributions which shall be paid to Escrow Holder in accordance with the Escrow Agreement. Any rights of the Target Shareholders to receive any shares placed in escrow under this Section 2.4(a) shall in no circumstances be sold, assigned or otherwise transferred by them other than by will or pursuant to the laws of descent and distribution.

                                            (i)      Earnings Test.  Within a
reasonable time of
December 31, 1998, the independent certified public accounting firm regularly employed by Jreck (or another independent public accounting firm selected by Jreck and reasonably acceptable to the Shareholder Representative) shall audit the franchise operations of Target as of December 31, 1998 to determine the greatest EBITDA for any consecutive 12-month period commencing following the Effective Time and terminating December 31, 1998 (the "Highest EBITDA"). In the event the Highest EBITDA is $500,000.00 or more, subject to reduction under Sections 2.4(b) and 2.6, Escrow Holder shall deliver to Shareholder Representative all 500,000 shares of Jreck Common for delivery to the Target Shareholders listed on Exhibit C in proportion to their respective ownership of Target Common immediately prior to the merger. In the event that the Highest EBITDA is greater than zero and less than $500,000.00, and subject to reduction under Section 2.4(b) and 2.6, Escrow Holder shall deliver to Shareholder Representative for delivery to the Target Shareholders a number of shares of Jreck Common determined by dividing the Highest EBITDA by $500,000.00 and multiplying the resulting fraction by 500,000. As used herein, the term "EBITDA" shall have the meaning set forth in Exhibit D to this Agreement.

                                    (b)     Security for Indemnification.  In
order to provide for
indemnification under Article 10 of this Agreement, and pursuant to the terms of the Escrow Agreement, 75,000 of the 500,000 shares of Jreck Common placed in Escrow pursuant to Section 2.4(a) shall be available to satisfy any such Target indemnity obligations in accordance with the terms of the Escrow Agreement which terms are incorporated herein by reference. Any rights of the Target
Shareholders to receive any shares or cash so placed in Escrow shall in no circumstances be sold, assigned or otherwise transferred by them other than by will or pursuant to the laws of descent and distribution. Any dividends or other distributions paid in respect to the shares of Jreck Common escrowed under
Section 2.4(b) shall be paid to the Escrow Holder in accordance with the terms of the Escrow Agreement. All certificates representing shares delivered to the Escrow Holder shall be accompanied by separate stock powers authorizing Escrow Holder to act in accordance with the Escrow Agreement. Target Shareholders shall have no voting, dividend or other rights with respect to the Jreck Common Shares deposited with Escrow Holder in accordance with this Section 2.4(a) until such shares are actually released to the Shareholder Representative in accordance with the Escrow Agreement.

                  2.5      Exchange of Certificate.

                           2.5.1  Contemporaneous with the Closing, Jreck shall
 make available for
exchange in accordance with this Section 2.5, the 1,000,000 shares of Jreck Common issuable pursuant to Section 2.3(a) in exchange for all outstanding shares of Target Common, and the shares of Jreck Preferred issuable pursuant to
Section 2.3.2 in exchange for all outstanding shares of Target Preferred, if any.

                           2.5.2  Upon surrender of a certificate of Target
Common, or Target
Preferred, for cancellation to Jreck duly executed, and subject to Section 2.4 and the Escrow Agreement with respect to Target Common, the holder of such certificate shall be entitled to receive in exchange therefor the number of shares of Jreck Common or Jreck Preferred as the case may be, to which the Target Shareholder is entitled pursuant to Sections 2.3 and 2.3.2 hereof. The certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Target Common or Target Preferred that is not registered in the transfer records of Target, Jreck Common (or Jreck Preferred) may be delivered to a transferee if the certificate representing such Target Common or Target Preferred is presented to Jreck and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5.2, and subject to Section 2.4, Section 2.6 and the Escrow Agreement, each Target Common, or Target Preferred, certificate shall be deemed at any time after the Closing Date to represent the right to receive upon such surrender such number of shares of Jreck Common, or Jreck Preferred, as provided by Sections 2.3 and 2.3.2, and the provisions of the Corporations Code.

                           2.5.3  No dividends or distributions payable to
holders of record of Jreck
Common or Jreck Preferred after the Effective Time, shall be paid to the holder of any unsurrendered Target Common Certificate until the holder of the certificate shall surrender such certificate.

                           2.5.4  All Jreck Common, and any Jreck Preferred,
delivered to Shareholder
Representative  upon the  surrender  for  exchange  of  Target  Common or Target
Preferred, in accordance with the terms hereof shall be deemed to have been delivered to the persons entitled thereto in full satisfaction of all rights under this Agreement and the Escrow Agreement pertaining to such shares of Target Common and Target Preferred. There shall be no further registration of transfers on the stock transfer books of Target or its transfer agent of the shares of Target Common or Target Preferred that were outstanding immediately prior to the Effective Time. If, after the Closing Date, Target certificates are presented for any reason, they shall be canceled and exchanged as provided in this Section 2.5.

                  2.6 Dissenting Shares. Holders of Dissenting Shares shall have those rights, but only those rights, of holders of "dissenting shares" under
Section 1300(b) of the California Corporations Code, if applicable, and Section 262 of the Delaware Corporations Code. Target shall give Jreck prompt notice of any demand, purported demand or other communication received by Target with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and Jreck shall have the right to participate in all negotiations and proceedings with respect to such shares. Any payments to Dissenting Shareholders prior to the Effective Time shall be the responsibility of Target, provided, if such payments are not due and payable prior to the Effective Time and are therefore not paid until after the Effective Time, any payments to Dissenting Shareholders shall be paid by Admiral or Jreck and the amounts so paid shall reduce the number of Jreck Common shares to be issued to Target Shareholders pursuant to Sections 2.4 and the Escrow Agreement. Target agrees that, without the prior written consent of Jreck, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such dissenting shares.

                  2.7 Unregistered Shares. The Jreck Common and Jreck Preferred to be issued in the Merger to Target Shareholders shall not be registered under the Securities Act and shall be subject to all relevant resale restrictions under the Securities Act and State law. Target and its shareholders understand that the Jreck Common and Jreck Preferred have not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that it must be held by Target Shareholders indefinitely and Target Shareholders must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. Target shall in writing notify Target Shareholders of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things the existence of a public market for the shares, the availability of certain current public information about Jreck, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations. Target shall further notify Target Shareholders in writing that, while many of the restrictions of Rule 144 do not apply to the resale of shares by a person who owned those shares for at least two years prior to their resale and who is not an "affiliate" (within the meaning of Rule 144(a)) of the issuer and has not been an affiliate of the issuer for at least three months prior to the date of resale of the restricted securities, Admiral and Jreck do not warrant or represent that Target Shareholders are not an affiliate as of the date of this Agreement or that Target Shareholders will not be an affiliate at any relevant times in the future.

                           2.7.1  Other Resale Restrictions.  With respect to
 any shares of Jreck
Common issued pursuant to this Agreement or the Escrow Agreement to any Target Officer, director or five percent (5%) or more Target Shareholder, for so long as such shares of Jreck Common remain unregistered, such shares and each such Target Shareholder shall be subject to a further restriction providing that no one such Target Shareholder, or successor, shall sell more than 5,000 shares of Jreck Common in any one business day, proportionately adjusted for any increase or decrease in the number of issued shares of Jreck common voting stock resulting from any stock split or other subdivision or consolidation of shares.

                  2.8 Piggyback Registration Rights. Subject to the terms of this Agreement, in the event Jreck decides to Register (defined below) any of its stock (either for its own account or the account of a security holder or holders exercising their respective demand registration rights) on a form that would be suitable for a registration involving solely Registrable Securities (defined below), Jreck at its sole cost and expense will: (i) promptly give the holders of Jreck Common received in this Merger (the "Holders") written notice thereof (which notice shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws) and (ii) include in such Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to Jreck by said Holders within fifteen (15) days after delivery of such written notice from Jreck.

                           2.8.1            Piggyback Registration involving an
Underwriting.  If the
Registration of which the Company gives notice is for a Registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to this Section 2.8. In such event, the right of the Holders to Registration of the Jreck Common received pursuant to the Merger shall be conditioned upon such underwriting. If the Holders desire to distribute their securities through such underwriting, they shall (together with Jreck and the other holders distributing their securities through such underwriting) enter into an underwriting agreement with the underwriter's representative for such offering. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section
2.8.1 and the Holders shall have no liability for any costs and fees related thereto. In the event the underwriter places a limit on the number of outstanding shares of Jreck Common to be included in the underwriting, the Holders shall participate in the underwriting on a pro rata basis with Jreck insiders.

                           2.8.2            Blue Sky in Piggyback Registration.
  In the event of any
Registration of Registrable Securities pursuant to this Section 2.8, Jreck will exercise its best efforts to Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions (not exceeding twenty (20) unless otherwise agreed to by Jreck) as shall be reasonably appropriate for the distribution of such securities.

                           2.8.3            Definitions.  For purposes of this
Agreement, the following
definitions shall apply:

                                    (a)     The terms "Register", "Registered",
and "Registration" refer
to a registration  effected by preparing and filing a registration  statement in
compliance  with  the  Securities  Act  ("Registration   Statement"),   and  the
declaration or ordering of the effectiveness of such Registration Statement.

                                    (b)     "Registrable Securities" shall mean
all Jreck common stock
not previously sold to the public, including stock issued or issuable pursuant to stock splits, stock dividends and stock options.

                  2.9 Tax Free Reorganization. The parties intend to adopt this Agreement as a tax free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a) of the Code.


                  2.10 Share Value. For purposes of implementing the provisions of

Sections 2.4(b), 2.6, 8.7.3, 10.1 and the Escrow Agreement respecting reduction of the number of Jreck Common Shares to be issued to Target shareholders by the Escrow Holder, the parties hereto agree that the Jreck Common subject to such reductions shall be valued at the average closing price for the publicly traded shares of Jreck common stock for the five business day period immediately preceding the date of the Closing, as reported on the NASDAQ Bulletin Board, and as adjusted for stock splits, stock dividends, recapitalizations and the like.

         3.       MUTUAL REPRESENTATIONS AND WARRANTIES.

                  Each of Jreck and Target is a "Company" for the purposes of this Article 3. Any disclosure delivered by one Company to the other pursuant to this Article, Article 4 or Article 5 shall have been in writing and delivered on or prior to the date hereof and certified by an executive officer of the delivering Company as true, accurate and complete, shall specifically refer to this Agreement and shall identify the Section of this Agreement requiring the delivery of such disclosure (each such disclosure being referred to herein as a "Disclosure Statement"). Except as set forth in a Disclosure Statement of such Company, each Company represents and warrants to the other party hereto that:

                  3.1 Organization and Authority. The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on its business or financial condition. The Company has made available to the other party for inspection complete and correct copies of its Articles of Incorporation, as amended, and Bylaws as in effect on the date hereof and a record of any and all proceedings and actions at all meetings of, or taken by written consent by, its Board of Directors and shareholders, from and after January 1, 1994, in each case, certified as true, complete and correct copies by Company's Secretary.

                  3.2 Authority Relating to this Agreement; No Violation of Other Instruments.

                           3.2.1  The execution and delivery of this Agreement
and all agreements to
which the Company is or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by the Company have been duly authorized by all necessary corporate action on the part of the Company and, assuming execution of this Agreement and such other agreements by each of the other parties thereto, this Agreement and such other agreements will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

                           3.2.2  To the Company's knowledge, neither the
 execution of this
Agreement or any other agreement to which the Company is or will be a party that is an exhibit
to this Agreement nor the performance of any of them by the Company will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to the Company; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under or otherwise give another party the right to terminate, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company pursuant to, any indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it or any of its assets or properties are bound, including all Contracts (as defined in Section 4.15); (iii) permit the acceleration of the maturity of any material indebtedness of the Company or of any other person secured by the assets or properties of the Company; or (iv) violate or conflict with any provision of the Company's Articles of Incorporation, Bylaws, or similar organizational instruments.

                           3.2.3  Except for the parties' respective shareholder
 and board approvals
of this Agreement, no consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained by the Company in order to permit the execution, delivery or performance of this Agreement or any other agreement to which the Company is or will be a party that is an exhibit to this Agreement, or the consummation of the transactions contemplated by this Agreement and such other agreements.

                  3.3 Brokers and Finders. Neither the Company nor any shareholder, director, officer, employee or agent of the Company has retained any broker, finder or investment banker in connection with the transactions contemplated by this Agreement. Each Company will indemnify and hold the other parties hereto harmless against all claims for brokers', finders' or investment bankers' fees made or asserted by any party claiming to have been employed by such Company or any shareholder, director, officer, employee or agent of such Company and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claims.

         4.       REPRESENTATIONS AND WARRANTIES OF TARGET.

         Target hereby represents and warrants to Admiral and Jreck that except as set forth in Target's Disclosure Statement:

                  4.1 Compliance with Law. To Target's knowledge, Target holds, and has at all times held, all licenses, permits and authorizations necessary for the lawful conduct of Target's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Target or over any part of Target's operations, and the Target knows of no violation thereof. Target is not in violation of any decree, judgment, order, and to Target's knowledge any law or regulation of any court or other governmental body (including without limitation, applicable environmental protection legislation and regulations, equal employment and civil rights regulations, wages, hours and the payment of social security taxes and occupational health and safety legislation), which violation could have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of Target.

                  4.2 Investments in Others. Target does not conduct any part of its business operations through any subsidiaries or through any other entity. Target does not, directly or indirectly, own an equity or participation interest in any other corporation, association, partnership, joint venture, limited liability company or any other entity or venture.

                  4.3 Tax Returns and Payments. All tax returns and reports with respect to Target required by law to be filed under the laws of any jurisdiction, domestic or foreign, have been duly and timely filed and all taxes, fees or other governmental charges of any nature which were required to have been paid, have been paid or provided for. Target has no knowledge of any actual or threatened assessment of deficiency or additional tax or other governmental charge or a basis for such a claim against the Company. Target has no knowledge of any tax audit of Target by any taxing or other authority in connection with any of its fiscal years; Target has no knowledge of any such audit currently pending or threatened, and there are no tax liens on any of Target's properties.

                  4.4 Absence of Certain Changes or Events. Since the date (the "Balance Sheet Date") of the most recent financial statement delivered by Target pursuant to Section 4.19 (the "Balance Sheet"), there have been no material changes in the condition, financial or otherwise, assets, liabilities, business or the results of operations of Target, other than changes in the ordinary course of business which in the aggregate have not been materially adverse.

                  4.5 Inventories. The inventories shown on the Balance Sheet of Target are of a quantity and quality useable and saleable in accordance with good business practices and represent a distribution of the types of inventories utilized in the business of Target in accordance with good business practices. Additions and deletions from the inventories since the Balance Sheet Date have been in the ordinary course of business. The amounts shown for inventories on the Balance Sheet of Target have been determined in accordance with U.S. GAAP on a first-in, first-out basis and are stated at the lower of cost or market.

                  4.6 Accounts Receivable. The accounts receivable of Target shown on the Balance Sheet as of the Balance Sheet Date, or thereafter acquired by Target prior to the date hereof, have been and are (as the case may be) collectible within 120 days after the Closing Date in amounts not less than the aggregate amounts thereof carried on the books of Target reduced by the reserves for discounts and bad debts taken on the Balance Sheet.

                  4.7 Personal Property. Target has good title, free and clear of all liens, encumbrances and security interests, to all of its machinery, equipment, furniture, inventory and other personal property. To Target's knowledge, all of the leases to personal property utilized in the business of Target are valid and enforceable against Target and are not in default.

                  4.8 Real  Property.  Target  does  not own any real  property.
Section 4.8 of the Disclosure Statement contains a list of all leases for real property to which Target is a party (as lessee, sublessor, sublessee or guarantor), the monthly rental with respect to each lease and the expiration date of each lease. To Target's knowledge, all such leases are valid and enforceable and are not in default. The real property leased or occupied by Target, the improvements located thereon, and the furniture, fixtures and equipment relating thereto, (including plumbing, heating, air conditioning and electrical systems), to Target's knowledge conform in all material respects to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding contracts made by Target for any material improvements made to the real property, leased or occupied by Target that have not been paid for.

                  4.9 Patents, Trademarks,  Trade Names and Copyrights.  Section
4.9 of the Disclosure Statement sets forth all patents, trademarks, tradenames, copyrights, and other intellectual property owned or utilized by Target. All patents, trademarks, trade names, copyrights, processes, designs, formulas, inventions, trade secrets, know-how, technology or other proprietary rights which are necessary to the conduct of Target's business are owned or are useable by Target. Upon the Merger all such items shall be owned or useable by Admiral to the same extent as by Target immediately prior to the Merger. To Target's knowledge, the conduct of any business conducted by Target does not infringe any patent, trademark, trade name, copyright, trade secret, or other proprietary right of any other person. No litigation is pending or, to the knowledge of Target, has been threatened against Target or any officer, director, shareholder, employee or agent of Target, for the infringement of any patents, trademarks or trade names of any other party or for the misuse or misappropriation of any trade secret, know-how or other proprietary right owned by any other party nor, to the best knowledge of Target, does any basis exist for such litigation. To Target's knowledge, there has been no infringement or unauthorized use by any other party of any patent, trademark, trade name, copyright, process, design, formula, invention, trade secret, know-how, technology or other proprietary right belonging to Target.

                  4.10 Warranties. Target has made no warranties or guarantees relating to its products other than as implied or required by law.

                  4.11 Litigation. Neither Target nor any officer, director, shareholder, employee or agent of Target is a party to any pending or, to Target's knowledge, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which could have a material adverse effect on: (i) the condition, financial or otherwise, assets or properties of Target, liabilities, business or results of operations of Target; or (ii) the transactions contemplated by this Agreement; nor, to Target's knowledge, does any basis exist for any such action, suit, proceeding or investigation. Target is not and has not been subject to any pending, or to Target's knowledge threatened, product liability claim; nor to Target's knowledge does any basis exist for any such claim. Target is not subject to any decree, judgment, order, law or regulation of any court or other governmental body which could have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of Target or which could prevent the transactions contemplated by this Agreement.

                  4.12 Personnel. Section 4.12 of the Disclosure Statement contains a list of: (i) any and all employment, bonus, profit sharing, percentage compensation, employee benefit, incentive, pension or retirement, stock purchase and stock option plans, oral or written contracts or agreements with directors, officers, employees or unions, or consulting agreements, to which Target is a party or is subject as of the date of this Agreement; and (ii) all group insurance programs in effect for employees of Target. Target is not in default with respect to any of the obligations so listed. Target has delivered complete and correct copies of all such obligations (to the extent they are in writing or written descriptions to the extent they are oral) to the other party hereto. Target has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups relating to Target's negotiations except in minor grievances not involving any employee organization or group, nor, to the knowledge of Target, is Target the subject of any union organization affecting its business. There is no pending or, to the Target's knowledge, threatened labor dispute, strike or work stoppage affecting the Target's business. All plans described in Section 4.12 of the Disclosure Statement are in full compliance with applicable provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") and regulations issued under ERISA, and there is no unfunded liability with respect to such plans. Section
4.12 of the Disclosure Statement also lists the amount payable to employees of Target under any other fringe benefit plans.

                  4.13 Contracts. Section 4.13 of the Disclosure Statement lists all oral or written agreements, notes, instruments, or contracts to which Target is a party or by which its assets or properties may be bound which involve the payment or receipt of more than $20,000 (on an annual basis), or which have a term of more than one year, or which involve the licensing or use of intellectual property, or which are employment or consulting agreements (the "Contracts"). Target is not in default in performance of its obligations under any material provisions of such Contracts. Target has no knowledge of any violation of any Contract by any other party thereto and has no knowledge of any intent by any other party to a Contract not to perform its obligations under such Contract.

                  4.14 Absence of Environmental Liabilities. Neither Target nor, to the Target's knowledge after due inquiry, the real property at any time owned, leased or occupied by Target is in violation of any applicable federal, state or local law, ordinance, regulation or order relating to industrial hygiene, worker safety, public health and safety, environmental protection, or Hazardous Materials (as defined below) on, under or about such real property, including the soil and ground water underlying such real property. Any handling, transportation, storage, treatment or use of Hazardous Material (as defined below) that has occurred on the real property owned, leased or occupied by Target during Target's ownership, tenancy, or occupancy and prior to the Closing Date has been and will be as of the Closing Date in compliance with all applicable laws, ordinances, regulations and orders relating to Hazardous Material. As used herein, the term "Hazardous Material" means any substance, material or waste which is or becomes regulated as "hazardous," "toxic" or "dangerous" by any local government authority, or the State of California, including without limitation, any material or substance which is: (1) petroleum;
(2) asbestos; (3) lead containing paint; or (4) defined as a 'hazardous substance' under Section 101 or Section 102 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"), and any regulations applicable thereunder. To Target's knowledge after due inquiry, the real property at any time owned, leased or occupied by Target, including without limitation, the soil and groundwater on or under such real property, is free of any significant release of any Hazardous Material. No notification of release of Hazardous Material pursuant to CERCLA or the Federal Clean Water Act, or any state or local environmental law or regulatory requirement has been received by Target as to any of such real property.

                  4.15 Capitalization. The authorized capital stock of Target is 10,000,000 shares of $0.001 par value Common Stock of which 353,651 shares are outstanding and 10,000,000 shares of $0.001 par value Class B Common Stock, of which 2,390,896 shares are issued and outstanding, for a total of 2,744,547 shares of Target Common issued and outstanding; 2,000,000 shares of $0.001 par value Series A Preferred stock of which 545 shares are issued and outstanding ("Target Preferred"); and $1,025,000 face amount of convertible 12.75% promissory notes (convertible into Class B Common) pursuant to that certain Trust Indenture dated December 1, 1994 (the "Trust Indenture") of which $530,000 remains outstanding. A list of all of the shareholders of the Company by name and address, with the number of shares owned by each as of the date hereof, is contained in Section 4.15 of the Disclosure Statement. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth in the Disclosure Statement, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Target is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities (collectively "Options"). Notwithstanding the Disclosure Statement, Target represents and warrants that as of the Effective Time and thereafter, and other than the Convertible Notes and Target Preferred, no Options will survive the merger.

                  4.16 Financial Statements. Target has delivered the following financial statements of Target (the "Target Financial Statements") to Jreck: audited balance sheet and income statement for year ending December 31, 1996, unaudited balance sheet for month ending July 31, 1996 and unaudited income statement for seven months ending July 31, 1997. Each Target Financial Statement together with the notes thereto is in accordance with the books and records of Target, fairly presents the financial position of Target and the results of operations of Target for the period indicated, and has been prepared in accordance with generally accepted accounting principles consistently applied.

                  4.17 Absence of Undisclosed Liabilities. As of the date hereof, Target had no indebtedness or liability (absolute or contingent) which is not shown or provided for in full on the Balance Sheet dated July 31, 1997 included in Target Financial Statements. Except as set forth in such Balance Sheet dated July 31, 1997, Target does not have outstanding on the date hereof, nor will it have outstanding on the Closing Date, any indebtedness or liability (absolute or contingent) other than those incurred since the date of such Balance Sheet in the ordinary course of business.

                  4.18 Compliance With Law. Section 4.25 of the Disclosure Statement of Target contains a true and complete list of all licenses, permits and authorizations necessary for the lawful conduct of Target's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Target or over any part of Target's operations.

                  4.19 Taxes. Section 4.19 of the Disclosure Statement of Target contains a true and complete list of all types of taxes paid or required to be paid by Target and each state to which Target pays sales or use tax related to the sale of its products.

                  4.20 Employees. Section 4.20 of the Disclosure Statement of Target contains a list of the names, current salary rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all Target employees.

                  4.21 Insurance. Copies of all Target insurance policies and bonds have been furnished to Jreck. All such insurance policies and bonds are in full force and effect.

                  4.22 Bank Accounts. Section 4.22 of the Target Disclosure Statement contains a list of all Target bank accounts identifying the name of the bank, the account number, and the
authorized signatories to the account.

                  4.23 Power of Attorney; Suretyships. Target has no power of attorney outstanding, nor has any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity.

                  4.24 Accuracy of UFOC. To Target's knowledge, the "Mountain Mike's Pizza Uniform Franchise Offering Circular franchised by Quality Franchise Systems, Inc., effective date May 1, 1997" ("Target's UFOC") complies with all legal requirements of the State of California respecting franchise offering circulars as well as all legal requirements of any other state where Target is doing business or offering franchises. All of the statements, financial data and other information contained in Target's UFOC were true and correct as of May 1, 1997 and continues to be true and correct in all material respects as of the date hereof and the date of Closing. Target's UFOC, as of the date hereof and Closing, does not contain any untrue statement of a material fact nor does it omit to state a material fact necessary to make the statements or facts contained therein not misleading.

                  4.25 Target's Subsidiary. With respect to Quality Marketing Systems, Inc., a
Delaware corporation ("QMS"), Target represents and warrants the following:
 (a)                                                                      QMS is
a corporation in good standing under the laws of Delaware and Colorado, has paid all taxes and
license fees due and owing, and holds all licenses and government authorizations necessary to
conduct the business presently being conducted, if any; (b) Target owns all the outstanding shares
or other securities of QMS and no other person or entity holds any options, warrants or other
securities respecting QMS; (c) QMS has no outstanding or contingent liabilities, account payables
or debts of any kind; and QMS is not a party to or the subject of any pending litigation, or to
Target's knowledge threatened litigation claims.

                  4.26 Shareholder Disclosure. Target will provide Target Shareholders with the
Target Financial Statements, Jreck Financial Statements and this Agreement.
 Target has given
Target Shareholders the opportunity to request additional information pertinent to making an
investment decision.

                  4.27 Accuracy of Documents and Information. As of the date of Closing, the copies of all instruments, agreements, other documents and written information set forth as, or referenced in, Schedules or Exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement by Target to the other party hereto, including, without limitation, Target's Disclosure Statement, are and will be complete and correct in all material respects. No representations or warranties made by Target in this Agreement, nor any document, written information, statement, financial statement, certificate, Schedule or Exhibit furnished directly to the other party hereto pursuant to this Agreement or in the Disclosure Statement of Target contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading.

         5.       REPRESENTATIONS AND WARRANTIES OF JRECK.

         Jreck hereby represents and warrants to Target that:

                  5.1 Capitalization. The authorized capital stock of Jreck is 50,000,000 shares of common, no par, voting stock of which 10,458,657 shares are issued and outstanding, and

5,000,000 shares of authorized nonvoting preferred of which 700,000 shares of Series A nonredeemable convertible preferred and 350,000 shares of Series B nonredeemable preferred are outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. Jreck has outstanding options to purchase 100,000 shares of common stock pursuant to a written agreement. Except as set forth in the preceding sentence, there are no outstanding warrants, options, agreements, convertible or exchangeable securities pursuant to which Jreck is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

                  5.2 Financial Statements. Jreck has delivered the following consolidated financial statements of Jreck (the "Jreck Financial Statements") to
Target: audited consolidated balance sheet and income statement for year ending December 31, 1996, unaudited balance sheet and financial statement for quarter ending June 30, 1997. Each Jreck Financial Statement together with the notes thereto is in accordance with the books and records of Jreck, fairly presents the financial position of Jreck the results of operations of Jreck for the period indicated, and has been prepared in accordance with generally accepted accounting principles consistently applied, except that any unaudited statement does not contain all the notes required under generally accepted accounting principles.

                  5.3 Absence of Certain Changes or Events. Since the date (the "Balance Sheet Date") of the most recent financial statement delivered by Jreck pursuant to Section 5.2 (the "Balance Sheet"), there have been no material changes in the condition, financial or otherwise, assets, liabilities, business or the results of operations of Jreck, other than changes in the ordinary course of business which in the aggregate have not been materially adverse.

                  5.4 Litigation. Neither Jreck nor any officer, director, shareholder, employee or agent of Jreck is a party to any pending or, to Jreck's knowledge, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which could have a material adverse effect on: (i) the condition, financial or otherwise, assets or properties of Jreck, liabilities, business or results of operations of Jreck; or (ii) the transactions contemplated by this Agreement; nor, to Jreck's knowledge, does any basis exist for any such action, suit, proceeding or investigation. Jreck is not and has not been subject to any pending, or to Jreck's knowledge threatened product liability claim; nor does any basis exist for any such claim. Target is not subject to any decree, judgment, order, law or regulation of any court or other governmental body which could have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of Target or which could prevent the transaction contemplated by this Agreement.

                  5.5 Quarterly Report. Jreck's quarterly report to shareholders dated June 30,
1997 is true and correct in all material respects as of the date thereof.

                  5.6 Accuracy of UFOC. To Jreck's knowledge, the Jreck Uniform Franchise Offering Circular not yet effective ("Jreck's UFOC") and the Little Kings, Inc. Uniform Offering Circular not yet effective ("Little Kings UFOC") comply or will comply with all legal requirements of the State of New York with respect to the Jreck UFOC, and the state of Nebraska with respect to the Little Kings UFOC, respecting franchise offering circulars as well as all legal requirements of any other state where Jreck or Little King are offering franchises. All of the statements, financial data and other information contained in Jreck's UFOC, and to Jreck's knowledge the Little Kings UFOC, were true and correct as of the date thereof, and continues to be true and correct in all material respects as of the date hereof and the date of Closing, except, since the date of the Little Kings UFOC, Jreck has acquired all outstanding common voting shares of Little Kings and has made certain management and operational changes since the date of the acquisition which changes continue to evolve. Jreck's UFOC, and to Jreck's knowledge the Little Kings UFOC, as of the date hereof and Closing, do not contain any untrue statement of a material fact nor do they omit to state a material fact necessary to make the statements or facts contained therein not misleading. Jreck intends to cause its affiliate, Admiral Subs Group, Inc. to prepare and file a UFOC with respect to the sale of SeaWest Sub Shops in the State of Washington. At this time, Admiral Subs Group needs to complete an audit and the UFOC must be prepared by legal counsel. Jreck anticipates that the UFOC will be filed with the State of Washington by December 31, 1997. Once the UFOC is effective Jreck expects Admiral Subs Group to begin selling SeaWest Sub Shop franchises.

         6.       CONDITIONS TO THE OBLIGATION OF JRECK.

                  The obligation of Jreck to consummate the Merger is subject to the fulfillment, at or before the Closing of all the following conditions, any one or more of which may be waived by Jreck.

                  6.1 Representations and Warranties True at Closing. The representations and warranties of Target contained in this Agreement shall be deemed to have been made again at and as of the Closing with respect to the stated facts then existing and shall be true in all material respects.

                  6.2 Covenants Performed. All of the obligations of Target to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

                  6.3 Certificate. At the Closing, Jreck shall have received a certificate signed by the President and Chief Executive Officer of Target to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

                  6.4 Shareholder Approval. This Agreement and the Plan of Merger, to the extent required by law, shall have been duly approved by the shareholders and Boards of Directors of Target, and by the Board of Directors of Jreck and Admiral as of the date hereof. Both Target and Jreck shall certify to the other at Closing that all such shareholder and board of director approvals continue to be effective as of the date of Closing.

                  6.5 Dissenting Shares. The aggregate number of Dissenting Shares shall not exceeds seven and one-half percent (7.5%) of the aggregate of the outstanding shares of Target
Common outstanding immediately before the Merger.

                  6.6 Plan of Merger. The Plan of Merger shall have been filed with the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware.

                  6.7 Escrow Agreement. Jreck, Target, Bradley Gordon and Escrow Holder shall have executed the Escrow Agreement and delivered the same to EscrowHolder.

                  6.8 Disclosure Statement. Jreck shall have approved and accepted Target's
Disclosure Statement. By Closing, Jreck shall be deemed to have accepted and approved the
Disclosure Statement.

                  6.9 Material Changes in the Business of Target. There shall have been no material adverse change in the financial position, results of operations, assets, liabilities or business of Target since the date of this Agreement or any subsequent pre-closing update to Target's Disclosure Statement.

                  6.10 Consents. Jreck shall have received in writing any consents, approvals, and waivers required in connection with the Merger (a) from parties to Target's agreements, indentures, mortgages, franchises, licenses, permits, leases, and other instruments set forth in Target's Disclosure Statement of Target, and (b) from all governmental authorities.

                  6.11 Documentation. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by Jreck to be executed and delivered to Jreck in order to carry out this Agreement and to consummate the Merger, and all of the relevant legal matters, shall be reasonably satisfactory to Jreck and its counsel including, without limitation compliance with any applicable state or federal securities law or regulation.

                  6.12 Outstanding Securities. At the Effective Time, the only issued and outstanding securities of Target shall be the Target Common, the Convertible Notes, and Target Preferred if any, and there shall be no other outstanding securities, options, warrants, stock option plans, or securities entitlements of any kind.

                  6.13 Redemption of Chairman's Shares and Release of Collateral. At the Effective Time, Target shall have provided to Jreck acceptable documentation that Target's Chairman has returned his 230,000 Class B Common Shares to Target in exchange for Target's release of a $750,000 savings account held as collateral against the shares. The Chairman, in turn, shall repay his personal bank loan used to acquire the shares.

         7.       CONDITIONS TO THE OBLIGATION OF TARGET.

                  The obligation of Target to consummate the Merger is subject to the fulfillment, at or before the closing, of all of the following conditions, any one or more of which may be waived by Target:

                  7.1 Representations and Warranties True at Closing. The representations and warranties of Jreck contained in this Agreement shall be deemed to have been made again at and as of the Closing with respect to the stated facts then existing and shall be true in all material respects.

                  7.2 Covenants Performed. All of the obligations of Jreck to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

                  7.3 Plan of Merger. The Plan of Merger shall have been filed with the
Secretary of State of the State of Washington.

                  7.4 Disclosure Statement. Jreck's Disclosure Statement, if any, has been approved and accepted by Target. By Closing, Target shall be deemed to have accepted and approved the Disclosure Statement.

                  7.5 Documentation. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by Target to be executed and delivered to Target in order to carry out this Agreement and to consummate the Merger, and all of the relevant legal mattes, shall be reasonably satisfactory to Target and its counsel.

                  7.6 Jreck Common Value. As of the date which is two (2) days prior to the Effective Time, the closing price for the publicly traded common shares of Jreck is $3.00 or more a share as reported on the NASDAQ Bulletin Board.

                  7.7 Certificate. At Closing, Target shall have received a certificate signed by the President and Chief Executive Officer of Jreck to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

                  7.8 Board Approval. This Agreement and the Plan of Merger, shall have been duly approved by the Board of Directors of both Jreck and Admiral.

                  7.9 Escrow Agreement. Jreck, Target, Bradley Gordon and Escrow Holder
shall have executed the Escrow Agreement and delivered the same to the Escrow
 Holder.

                  7.10 Material Changes in Business of Jreck. There shall have been no material adverse change in the financial position, results of operations, assets, liabilities or business of Jreck since the date of this Agreement or any subsequent pre-closing update to Jreck's Disclosure Statement.

         8.       PRE-CLOSING COVENANTS.

                  8.1 Pre-closing Documents. During the period from the date of this Agreement until the Effective Time, Target and Jreck covenant and agree as follows:

                           8.1.1            Advice of Changes.  Target will
 promptly advise Jreck in writing
(i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in Target's business.

                           8.1.2            Maintenance of Business.  Target
will use its best efforts to carry
on and preserve its business and its relationships with customers, suppliers, employees and others
in substantially the same manner as it has prior to the date hereof. If Target becomes aware of a deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of Jreck in writing and, if requested by Jreck, will exert its best efforts to restore the relationship.

                           8.1.3            Conduct of Business.  Unless Jreck
shall otherwise agree in writing
(which agreement shall be in Jreck's sole discretion) or as otherwise expressly permitted or specifically contemplated by this Agreement, Target covenants and agrees that prior to the Effective Date:

                                    (a)     The business of Target shall be
 conducted only in, and
Target shall not take any action except in, the ordinary course of business, and Target shall use its best efforts to maintain and preserve its business organization, assets, employees and business relationships;

                                    (b)     Target shall not directly or
 indirectly do any of the
following: (i) amend its Articles of Incorporation or By-laws; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, stock or property) in respect of shares of its capital stock owned by any person, (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of capital stock of Target, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of capital stock of Target; (iv) redeem, purchase or otherwise acquire any outstanding shares of its capital stock or other securities (v) split, combine or reclassify any shares of its capital stock; (vi) except as contemplated herein, adopt a plan of liquidation or resolutions providing for the capitalization, liquidation, dissolution, merger, consolidation or reorganization of Target; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as contemplated herein;

                                    (c)     Target shall not directly or
indirectly do any of the
following: (i) sell, lease, pledge, dispose of or encumber (except for such encumbrances as will not interfere with the ability of Target to obtain secured indebtedness for borrowed money on customary terms) any assets or rights of Target except in the ordinary course of business; (ii) acquire any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of stock or securities (other than acquisitions of fixed-income securities with maturities of less than one year), contributions of capital or property transfer; (iii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license or contract, other than in the ordinary course of business or breach in any material respect any of the terms of any existing license or contract; (iv) enter into any agreement which cannot be performed within one year or canceled within 30 days without penalty and which involves the expending, together with all related expenditures, of more than $5,000; (v) incur or guarantee any indebtedness for borrowed money other than unsecured indebtedness for borrowed money incurred in the ordinary course of business which indebtedness is prepayable without premium or penalty at anytime; or (vi) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

                                    (d)     Target shall not take any action (i)
 with respect to the grant
of any severance or termination pay to, or the entering into of any employment agreement with, any employee, or with any executive officer or director of Target, or (ii) with respect to any increase of benefits payable under its current severance or termination pay policies other than any increase resulting from an increase in salaries granted in the ordinary course and in accordance with past practices;

                                    (e)     Target shall not adopt or amend any
 bonus, profit sharing,
stock option, pension, retirement, deferred compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of employees, except as is necessary to comply with the law or existing contractual or collective bargaining obligations or other than discretionary stay-put or similar payments (which discretionary stay-put or similar payments shall be made prior to the date of the Effective Date);

                                    (f)     Target shall (i) maintain its books
of account and record and
billing practices consistently with past practices; (ii) maintain and keep its properties and assets in as good repair, working order and condition as at present, except for ordinary wear and tear; (iii) promptly notify the Purchaser of any change which would have a material adverse effect;

                                    (g)     Target shall not take any action or
 fail to take any action that
could reasonably be expected to result in the expiration, revocation, suspension or modification of any of its licenses or fail to prosecute with due diligence any applications to any governmental authority if such action or the failure to take such action would have, individually or in the aggregate, a material adverse effect;

                                    (h)     Target shall comply with all laws,
 rules and regulations to
which Target and its business, assets and properties are subject, except where the failure to comply would not have, individually or in the aggregate, a material adverse effect; and

                                    (i)     Target will continue to pay when due
 all income, sales,
payroll and other taxes which may be shown to be due on tax returns required to be filed prior to the Closing Date.

                  8.2 Shareholder Meeting. Target will use its best efforts to hold a special meeting of its shareholders at the earliest practicable date, or obtain the appropriate shareholder consents in lieu of meetings approving this Agreement as provided by law and Target's governing corporate documents, to submit this Agreement and related matters for their consideration and approval, which approval shall be recommended by Target's Board of Directors and senior management.

                  8.3 Necessary Consents. Prior to the Closing, Target will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow Target to carry on its business after the Closing.

                  8.4 Exclusivity. From the date hereof until the earlier of termination of this

Agreement or consummation of the Merger, neither Target nor any of its officers, directors, employees, representatives, agents or affiliates shall directly or indirectly encourage, solicit, initiate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group concerning (a) any merger, consolidation, sale of assets, sale of majority control, or other similar transaction involving Target.

                  8.5 Due Diligence. Until the Closing, each party shall provide the other (including accounting, legal, and investment banking representatives) with access to its offices and its senior employees for the purpose of due diligence, in accordance with procedures established by the parties to minimize disruptions of their businesses.

                  8.6 Amendments to Disclosure Statements. If after execution of this Agreement either party learns of a breach or violation of any representation, warranty, covenant or agreement made by it herein, which it had no knowledge of prior to its execution of this Agreement, such party (the
"initiating party") shall promptly notify the other party (the "receiving party") in writing of such breach or violation. The other party shall then have ten (10) days after receipt of such notice of a breach or violation to terminate this Agreement by written notice to the initiating party, if such breach or violation, individually, or together with other breaches or violations by the initiating party of this Agreement, has or would have a material adverse effect on the initiating party. If the receiving party does not send written notice within such ten (10) days, the receiving party shall be deemed to have waived such breach of violation; provided, however, in the event that the initiating party notifies the receiving party in writing of a breach or violation subsequent to any breach or violation which was so waived in accordance with this Section 8.6, the receiving party may consider each breach or violation so waived together with other breaches or violations by the initiating party in determining whether a material adverse effect on the initiating party shall have occurred with respect to such subsequent breach or violation.

                  8.7      Post-closing Covenants.

                           8.7.1            Board Position.  As soon after
 Closing and the Effective Time as
practicable, Jreck, its officers and directors, shall use their best efforts to see that Bradley L. Gordon is elected or appointed as a director to the Jreck Board of Directors and as a member of the Jreck Advisory Board of Directors.

                           8.7.2            Convertible Note Assumption.  On and
 after the Effective Time,
Jreck hereby fully assumes all of Target's obligations under the Convertible Notes and related Trust Indenture in accordance with Article 13 of the Trust Indenture, provided, the total outstanding face amount of all such Convertible Notes does not exceed $530,000.

        8.7.3 Adjustment for Certain Target Creditors. Prior to the Effective Time, Target shall prepare and submit for attachment hereto as Exhibit E a list of those Target creditors who:

         (a) have accepted agreed to accept Jreck Common at closing in exchange for cancellation of indebtedness, and the parties agree that such shares of Jreck Common shall be deducted from the 1,000,000 shares of Jreck Common otherwise distributable to holders of Target Common at closing; and

         (b) those Target creditors who have accepted promissory notes from Target to evidence indebtedness owing to them, and the parties agree that such promissory notes shall be assumed by Admiral at closing, and that number of shares of Jreck Common determined by dividing the amount of such notes by the share value established pursuant to Section 2.10 of this Agreement shall be deducted from the 1,000,000 shares of Jreck Common otherwise distributable to holders of Target Common at closing.

         9.       CONFIDENTIALITY COVENANT AND ANNOUNCEMENTS.

                  9.1 Confidentiality. No party to this Agreement shall use or disclose any non-public information obtained from another party for any purpose unrelated to the Merger, and, if this Agreement is terminated for any reason whatsoever, each party shall return to the other all originals and copies of all documents and papers containing technical, financial, and other information furnished to such party pursuant to this Agreement or during the negotiations which preceded this Agreement, and shall neither use nor disclose any such information except to the extent that such information is available to the public, is rightfully obtained from third parties or is independently developed.

                  9.2 Announcements. No party to this Agreement shall issue a press release or other public communication relating to this Agreement, the Plan of Merger or the Merger without the prior approval of the other party. Notwithstanding the foregoing, and after reasonable consultation with Target, Jreck may make such announcements regarding the Merger as, in the judgment of its management after consultation with legal counsel, are necessary to comply with any securities laws or regulations.

         10.      Indemnification.

                  10.1 Indemnification Relating to Agreement. To the extent and in the manner set forth in the Escrow Agreement and this Article 10, Target agrees, and by approval of this Agreement and the Merger at the special shareholders' meeting of Target (or by unanimous written consent in lieu of a meeting), the shareholders of Target agree to defend, indemnify and hold Jreck harmless from and against, and to reimburse Jreck with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, costs and expenses (including reasonable attorneys' fees) of every nature which separately or in the aggregate exceed $25,000, and incurred by Jreck by reason of or arising out of or in connection with (i) any material breach by Target of any representation or warranty of Target contained in this Agreement or in any certificate or other document delivered to Jreck pursuant to the provisions of this Agreement, including, without limitation, the Disclosure Statement of Target, or (ii) the failure, partial or total, of Target to perform any agreement or covenant required by this Agreement to be performed by it, and that up to 75,000 shares of Jreck Common deposited in escrow pursuant to Section 2.4 of this Agreement shall be used to secure and pay the above described indemnity obligation as set forth in the Escrow Agreement.

                  10.2 Exclusive Remedy. Except for acts of fraud or other intentional misrepresentation by Target or Target Shareholders, Jreck and Target agree that the escrow of Jreck Common pursuant to the above Section 10.1 and the Jreck Escrow Agreement shall be and constitute Jreck's sole and exclusive remedy for the indemnity obligations set forth in Section 10.1 above. However, in the event of fraud or other intentional misrepresentation, the escrow arrangement shall not constitute Jreck's sole and exclusive remedy and Jreck shall be entitled to pursue any and all remedies at law or equity for any damages proximately caused by such fraud or other intentional misrepresentation.

         11.      Termination.

                  11.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Effective Time by the unanimous mutual consent of Jreck and Target, even if and after the shareholders of Target have approved this Agreement and the Plan of Merger.

                  11.2 Termination by Jreck. This Agreement may be terminated by Jreck alone, by means of written notice to Target if (a) Target fails to perform any material covenant of Target contained in this Agreement, or (b) on or before October 1, 1997, any of the conditions set forth in Article 6 of this Agreement shall not have been satisfied by Target or waived by Jreck.

                  11.3 Termination by Target. This Agreement may be terminated by Target alone, by means of written notice to Jreck if (a) Jreck fails to perform any material covenant of Jreck contained in this Agreement or (b) on or before October 1, 1997, any of the conditions set forth in Article 7 of this Agreement shall not have been satisfied by Jreck or waived by Target.

         12.      Miscellaneous.

                  12.1 Expenses. Jreck shall pay the costs of the Escrow. Each of Jreck and Target shall pay its own costs and expenses, including legal, accounting and investment banking fees and expenses, relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement; provided that Target's expenses shall not exceed $50,000 and any excess shall be paid by the shareholders of Target.

                  12.2 Time; Amendment. Time is of the essence of this Agreement. This Agreement shall not be amended except by a writing duly executed by both parties.

                  12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of this State of Washington and venue of any action shall be the state and federal courts of the State of Washington and Target hereby consents to the jurisdiction of such state and federal courts.

                  12.4 Headings. The headings contained in this Agreement are intended for convenience and shall not be used to determine the rights of the parties.

                  12.5 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below for five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

                  If to Jreck:

                           Jreck Subs Group, Inc.
                           P.O. Box 6
                           Watertown, N.Y.  13601
                           Attention:  Christopher Swartz
                           Facsimile:  (315) 788-8954

                  With a copy to:

                           Jerry A. Creim, Esq.
                           Williams, Kastner & Gibbs PLLC
                           Two Union Square
                           601 Union Street, Suite 4100
                           P.O. Box 21926
                           Seattle, WA 98111-3926

                  If to Target:

                           Quality Franchise Systems, Inc.
                           3841 N. Freeway Blvd., Suite 290
                           Sacramento, CA  95834
                           Attention:  Bradley L. Gordon
                           Facsimile:  (916) 929-6018

                  With a copy to:

                           Richard Seidenwurm, Esq.
                           Solomon, Ward, Seidenwurm & Smith, LLP
                           401 B Street Suite 1200
                           San Diego, CA  92101
                           Facsimile:  (619) 231-4755

                  Such addresses may be changed, from time to time by means of a notice given in the matter provided in this section.

                  12.6 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

                  12.7 Survival of Representation and Warranties. All representations and warranties contained in this Agreement, including the Exhibits, Schedules and other documents delivered pursuant to this Agreement shall survive the Effective Time and shall expire one year thereafter.

                  12.8 Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

                  12.9 Assignment. Neither party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other party, which consent may be withheld in the absolute discretion of the party asked to give consent.

                  12.10 Counterpart/Facsimile Signature. This Agreement may be signed by facsimile and in counterparts with the same effect as if the signatures of each party were original upon a single instrument. All such facsimiles and counterparts shall be deemed an original of this Agreement.

                  12.11 Other Remedies. Unless expressly provided otherwise, no remedies contained in this Agreement or in any of the Exhibits or Schedules hereto shall be in lieu of, or constitute a waiver of, any remedies at law or in equity (not based upon negligent misrepresentations) that one party may otherwise have against the other party hereto or against any present or former officer, director or controlling shareholder of such party.

                  12.12 Arbitration. The parties hereto agree that any disputes between the parties relating to or arising from this Agreement shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association with such arbitration to be held in Denver, Colorado, or such other location if mutually agreed to by both parties. The results, determination, finding, judgment or award rendered through such arbitration, shall be final and binding on each of the parties hereto and not subject to appeal.

                  12.13 Attorney Fees. In the event of a dispute between the parties hereto relating to this Agreement or the Escrow Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorney fees and costs incurred in any action or arbitration in addition to any other damages or type of relief.

                  12.14 Entire Agreement. This Agreement, including the Exhibit, Schedules, Disclosure Statements, and other documents delivered pursuant to this Agreement, contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.



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                  IN WITNESS  WHEREOF,  the parties have executed this Agreement as of the date first above written.

                                                     JRECK SUBS GROUP, INC.


                                                     By:

                                                     Its:     President and CEO


                                                     ADMIRAL'S FLEET, INC.



                                                     By:

                                                     Its President and CEO


                                                 QUALITY FRANCHISE SYSTEMS, INC.



                                                     By:

                                                     Its President and CEO